Pricing Supplement No. 70    Dated: December 11, 2003            Rule 424(b)(3)
(To Prospectus dated January 31, 2003 and Prospectus Supplement dated
February 5, 2003)                                          File No. 333-102373
                 This Pricing Supplement consists of 3 page(s)

AMERICAN EXPRESS CREDIT CORPORATION
Medium-Term Senior Notes, Series B
Due Nine Months or More from Date of Issue

Principal Amount or Face Amount:    $200,000,000.00

Issue Price:  100.00 %

Proceeds to Company on original issuance:  $199,970,000.00

Commission:  $30,000.00

Agent:[ ] ABN AMRO Incorporated               [ ] Wachovia Capital Markets, LLC
      [ ] Banc of America Securities LLC      [X] J. P. Morgan Securities Inc.
      [ ] Banc One Capital Markets, Inc.      [ ] Lehman Brothers Inc.
      [ ] Barclays Capital Inc.               [ ] Citigroup Global Markets Inc.
      [ ] BNP Paribas Securities Corp.        [ ] Utendahl Capital Partners, L.P.
      [ ] Credit Suisse First Boston  LLC     [ ] Other: Direct
      [ ] Deutsche Bank Securities Inc.

Agent's capacity on original issuance:        [X] As agent
                                              [ ] As principal

If as principal:
         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         [ ] The Notes are being offered at a fixed initial public offering price of 100 % of Principal Amount or Face Amount.

Form of Note: [X] Global  [ ] Definitive

Original Issue Date: December 15, 2003

Stated Maturity:  June 15, 2005

Specified Currency (If other than U.S. Dollars):

Authorized Denominations (If other than as set forth in the Prospectus Supplement):

Interest Payment Dates:  Monthly on the 15th day of the month
First Interest Payment Date:  January 15, 2004
Accrue to Pay:  [X] Yes  [ ] No
Indexed Principal Note:  [ ] Yes (See Attached)   [X]  No
Type of Interest Rate:   [ ] Fixed Rate  [X] Floating Rate
                         [ ] Indexed Rate (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes): 1.1725%
Base Rate:        [ ] CD Rate              [ ] Commercial Paper Rate
                  [ ] EURIBOR              [ ] Federal Funds Rate
                  [X] LIBOR                [ ] Treasury Rate
                  [ ] Prime Rate           [ ] Other (See Attached)
Calculation Agent: Bank One Trust Company, N.A.

Computation of Interest (If other than as set forth in the Prospectus
Supplement):
         [ ] 30 over 360           [ ] Actual over Actual
         [X] Actual over 360       [ ] Other (See Attached)

Interest Reset Dates:  Monthly on the 15th day of the month
Rate Determination Dates (If other than as set forth in the Prospectus Supplement):
Index Maturity: One Month
Spread (+/-):  +1.0 basis point
Spread Multiplier:  none
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated
Maturity:
                  [ ] Yes (See Attached)   [X] No
Maximum Interest Rate:  none
Minimum Interest Rate:  none

Amortizing Note:   [ ]  Yes  (See Attached)   [X] No

Optional Redemption: [ ]  Yes   [X]  No
         Optional Redemption Dates:
         Redemption Prices:
         Redemption: [ ] In whole only and not in part
                     [ ] May be in whole or in part

Optional Repayment:  [ ]  Yes   [X]  No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:   [ ]  Yes   [X]  No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:


CUSIP: 0258M0BG3

DESCRIPTION OF THE NOTES:

         The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which reference is hereby made.